Exhibit (d)(2)(M)(ii)
AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT
This Amendment to the Investment Advisory Agreement (“Amendment”) is effective as of April 1, 2009 by and between American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and Pzena Investment Management, LLC (the “Adviser”).
Whereas, the Manager and the Adviser entered into an Investment Advisory Agreement dated September 12, 2008, (the “Agreement”), and they desire to further amend the Agreement as provided herein;
Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Amendment. Schedule A to the Agreement is hereby deleted and replaced with the Schedule A attached hereto

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.	Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 1st day of April 2009.

PZENA INVESTMENT MANAGEMENT, LLC		AMERICAN BEACON ADVISORS, INC.

By:	/s/ William L. Lipsey	By:	/s/ William F. Quinn

	William L. Lipsey		William F. Quinn
	Managing Principal		Chairman

Address:	Address:
120 West 45th Street, 20th Floor	4151 Amon Carter Blvd., MD 2450
New York, NY 10036	Ft. Worth, TX 76155
Fax: (212) 308-0010	Attn: William F. Quinn
Fax: (817) 963-3902

Schedule A to the
American Beacon Funds
Investment Advisory Agreement
between
American Beacon Advisors, Inc.
and
Pzena Investment Management, LLC
     American Beacon Advisors, Inc. (“Manager”) shall pay compensation to Pzena Investment Management, LLC (“Adviser”) pursuant to section 4 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Mid Cap Value assets under Adviser’s management:
0.850% per annum on the first $10 million
0.640% per annum on the next $40 million
0.510% per annum on the next $50 million
0.425% per annum on the excess over $100 million
     If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.
Dated: as of April 1, 2009.